Exhibit 99.1

MONARCH CASINO & RESORT REPORTS SECOND QUARTER NET REVENUE
OF $47.8 MILLION AND ADJUSTED EBITDA OF $11.7 MILLION

RENO, NV, July 24, 2014 – Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter and six months ended June 30, 2014, as summarized below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Decrease	2014	2013	Decrease
Net revenue (1)	$47,803	$49,651	(3.7%)	$93,311	$95,256	(2.0%)

Adjusted EBITDA (1)(2)	11,665	14,835	(21.4%)	21,952	26,899	(18.4%)

Net income (1)	$3,024	$6,120	(50.6%)	$6,300	$10,382	(39.3%)

Basic EPS	$0.18	$0.38	(52.6%)	$0.38	$0.64	(40.6%)
Diluted EPS	$0.18	$0.37	(51.4%)	$0.37	$0.63	(41.3%)

(1)	Commencing with the 2014 first quarter, the Company is reporting consolidated results rather than results for each of its two facilities.
(2)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, “We are disappointed with our second quarter results as operations were impacted by higher operating expenses and lower revenue at both Atlantis and Monarch Black Hawk.  The year over year comparison also reflects a one-time $560,000 accounting benefit in the 2013 second quarter.  Atlantis revenue declined as a result of increased promotional activity by our competitors and lower levels of convention and meeting business while ongoing construction disruption impacted our Black Hawk operation.

“Second quarter 2014 net income was also impacted by Monarch’s share of expenses to support the Colorado Gaming Association’s (“CGA”) campaign to defeat a proposed November 4th ballot initiative that would expand gaming to certain horse racing facilities in Colorado.  Our expense for this campaign totaled $1 million in the second quarter and we believe the CGA has assembled a strong team, with a proven track record, to lead the campaign against the initiative.

“Our redesign and upgrade of the existing Monarch Black Hawk facility continues to progress as planned.  The first of three phases of work to upgrade the main casino floor began in early 2014 and will be completed and open to the public later this quarter.  In order to minimize construction disruption going forward, we plan to implement a more aggressive construction schedule on the final two phases of the work.

“Regarding our city-approved master plan to expand and transform Monarch Black Hawk into a full-scale resort casino, we are modifying portions of the master plan to both reduce construction costs and enhance the project.  While the additional planning has delayed finalization of our plans, timeline and budget, we believe that the modifications will aid us in improving the returns on our investment.  We expect to complete the construction plans in the latter part of the fourth quarter of 2014 at which time we will immediately commence the bidding process to finalize the project’s timeline and budget.”

Summary of 2014 Second Quarter Operating Results
Consolidated net revenue of $47.8 million declined 3.7% year over year, as lower casino revenue at both Atlantis and Monarch Black Hawk drove an 8.9% decline in total casino revenue.  The decrease in casino revenue at Atlantis primarily reflects lower visitation and business volumes.  Monarch Black Hawk casino revenue was impacted by disruption from the ongoing construction at the property including a temporary 13% reduction in the number of slot machines on the gaming floor that was required to accommodate the work.  In addition, casino revenue comparisons at Monarch Black Hawk were impacted by the accounting for promotional spend as the result of a change in Colorado state law, which now allows casinos to utilize free play credits.  In the second quarter of 2013, the Company offered certain patrons cash voucher promotions which were recognized as an increase to ‘promotional allowance.’  Following the approval of free play credits in August 2013, which are recognized as a direct reduction of ‘casino revenue,’ the Company discontinued its use of cash vouchers in favor of free play credits which it continues to use today.  As such, consolidated promotional allowance decreased by $1.2 million or 10.3%; however, after adjusting for the effect of the substitution of cash vouchers for free play credits as described above, promotional allowance increased by approximately $260,000 or 2.3%.

Revenue from the Company’s food and beverage operations increased 5.7% while hotel revenue decreased 5.3% in the second quarter of 2014.  The decline in hotel revenue is primarily attributable to lower convention and meeting business in the city of Reno.

The Company generated consolidated Adjusted EBITDA of $11.7 million in the second quarter of 2014, a decline of $3.2 million, or 21.4%, from the same period a year ago.

Casino operating expense as a percentage of casino revenue increased to 41.7% for the second quarter of 2014 compared to 37.5% in the second quarter of 2013 due primarily to the lower casino revenue combined with higher complimentaries expense.  Food and beverage operating expense as a percentage of food and beverage revenue increased to 42.0% from 40.0% in the 2013 second quarter driven by higher commodity prices and wage increases.  Hotel operating expense as a percentage of hotel revenue increased to 28.2% for the second quarter of 2014 compared to 27.1% for the prior year due to the lower hotel revenue combined with higher wages.

Selling, general and administrative (“SG&A") expenses for the 2014 second quarter increased approximately $540,000, or 4.3%, over the 2013 second quarter.  This increase was primarily attributable to a one-time, non-cash benefit in the prior year second quarter from the reversal of accrued use tax expense triggered by a ruling of the Nevada Tax Commission that all complimentary and employee meals statewide were no longer subject to taxation.

The Company incurred an approximate $250,000 loss on disposal of slot machines and $1.0 million of expense related to the campaign against proposed 2014 ballot initiatives to expand gaming to certain horse racing facilities in Colorado.

Credit Facility
The amount outstanding on the Company’s credit facility at June 30, 2014 was $48.9 million, the same as at March 31, 2014, and compares to $53.8 million outstanding at December 31, 2013 and $64.8 million outstanding at June 30, 2013.  Interest expense for the 2014 second quarter decreased to approximately $275,000 from approximately $515,000 for the second quarter of 2013 due to a lower cost of borrowing related to our lower leverage and reduced outstanding borrowings in the 2014 second quarter compared to the 2013 second quarter. Capital expenditures of $4.5 million in the second quarter of 2014 were funded from operating cash flows and primarily represent costs related to the Monarch Black Hawk master development plan including the ongoing redesign and upgrade of the existing facility.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and/or expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
•	changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012.  The property features approximately 32,000 square feet of casino space, approximately 710 slot machines, 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces.  The slot machine count has been temporarily reduced to approximately 620 to accommodate redesign and upgrade work on the facility.  Monarch owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion. Once completed, the master plan will nearly double the casino space and will add a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities.  The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,550 parking spaces.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700 or rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

Monarch Casino & Resort, Inc.
Condensed Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues
Casino	$36,264	$39,792	$72,298	$76,787
Food and beverage	13,205	12,494	25,470	24,385
Hotel	6,031	6,369	10,675	11,680
Other	2,455	2,315	4,934	4,645
Gross revenues	57,955	60,970	113,377	117,497
Less promotional allowances	(10,152)	(11,319)	(20,066)	(22,241)
Net revenues	47,803	49,651	93,311	95,256

Operating expenses
Casino	15,117	14,923	30,139	29,429
Food and beverage	5,543	4,995	10,514	9,839
Hotel	1,700	1,729	3,084	3,133
Other	912	813	1,787	1,565
Selling, general and administrative	13,180	12,643	26,411	24,914
Depreciation and amortization	4,630	4,380	9,324	9,023
Loss on disposition of assets	249	-	249	-
Colorado ballot initiative costs	1,004	-	1,004	-
Total operating expenses	42,335	39,483	82,512	77,903
Income from operations	5,468	10,168	10,799	17,353

Other expenses
Interest expense	(274)	(516)	(561)	(1,082)
Total other expenses	(274)	(516)	(561)	(1,082)
Income before income taxes	5,194	9,652	10,238	16,271
Provision for income taxes	(2,170)	(3,532)	(3,938)	(5,889)
Net income	$3,024	$6,120	$6,300	$10,382

Earnings per share of common stock
Net income
Basic	$0.18	$0.38	$0.38	$0.64
Diluted	$0.18	$0.37	$0.37	$0.63

Weighted average number of common shares and potential common shares outstanding
Basic	16,788	16,192	16,663	16,170
Diluted	17,104	16,702	17,165	16,537

Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except shares)
	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,166	$19,330
Receivables, net	3,339	2,628
Income taxes receivable	-	608
Inventories	2,426	2,675
Prepaid expenses	3,288	2,830
Deferred income taxes	5,909	5,909
Total current assets	32,128	33,980
Property and equipment
Land	28,680	28,680
Land improvements	6,562	6,562
Buildings	150,828	150,828
Buildings improvements	15,897	15,897
Furniture and equipment	135,566	134,425
Construction in progress	11,677	4,891
Leasehold improvements	1,347	1,347
	350,557	342,630
Less accumulated depreciation and amortization	(174,484)	(166,993)
Net property and equipment	176,073	175,637
Other assets
Goodwill	25,111	25,111
Intangible assets, net	7,948	8,531
Deferred income taxes	350	350
Other assets, net	762	914
Total other assets	34,171	34,906
Total assets	$242,372	$244,523
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,922	$8,666
Construction accounts payable	119	-
Accrued expenses	16,971	18,177
Income taxes payable	162	-
Total current liabilities	25,174	26,843
Long - term debt	48,900	53,800
Total liabilities	74,074	80,643
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 16,798,207 outstanding at June 30, 2014;
16,482,768 outstanding at December 31, 2013
Additional paid-in capital	22,456	30,926
Treasury Stock, 2,298,093 shares at June 30, 2014; 2,613,532 shares at	(33,209)	(39,797)
December 31, 2013
Retained earnings	178,860	172,560
Total stockholders' equity	168,298	163,880
Total liabilities and stockholders' equity	$242,372	$244,523

Monarch Casino & Resort, Inc.
Reconciliation of Adjusted EBITDA to Net Income
 (in thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA (1)	$11,665	$14,835	$21,952	$26,899
Expenses:
Stock based compensation	(314)	(287)	(576)	(523)
Depreciation and amortization	(4,630)	(4,380)	(9,324)	(9,023)
Colorado ballot initiative costs	(1,004)	-	(1,004)	-
Interest expense	(274)	(516)	(561)	(1,082)
Loss on disposition of assets	(249)	-	(249)	-
Provision for income taxes	(2,170)	(3,532)	(3,938)	(5,889)
Net Income	$3,024	$6,120	$6,300	$10,382

(1)
Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes.  Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

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